Exhibit 10.4

OFFER SUMMARY FOR MERCHANT LOAN AGREEMENT

Funding Provided	$90,000.00 USD	This is how much funding WebBank will provide.
Estimated Annual Percentage Rate (APR)	15.56%	APR is the estimated cost of your financing expressed as a yearly rate. APR incorporates the amount and timing of the funding you receive, fees you pay, and the periodic payments you make. This calculation assumes your estimated average monthly income through your Shopify Store will be $39,999.09 USD. Since your actual income may vary from our estimate, your effective APR may also vary. APR is not an interest rate. The cost of this financing is based upon fees charged by WebBank rather than interest that accrues over time.
Finance Charge	$11,700.00 USD	This is the dollar cost of your financing. Your finance charge will not increase if you take longer to pay off what you owe.
Estimated Total Payment Amount	$101,700.00 USD	This is the total dollar amount of payments we estimate you will make under the contract.
Estimated Monthly Cost	$10,003.28 USD/month	Although you do not make payments on a monthly basis, this is our calculation of your average monthly cost based upon estimated daily sales.
Estimated Payment

$333.44 USD/day

The estimated payment is based off your estimated funds from transactions associated with your Shopify Services Account. This amount may differ from your actual daily payment obligations.

Payment Terms

For each calendar day that you make sales, a Daily Payment representing 25% of the gross dollar amount of your sales will be remitted to WebBank via ACH.

This loan has an 18 month Term. You are required to pay (i) Daily Payments of at least 30% of the Total Payment Amount within 6 Months of the Effective Date; (ii) Daily Payments of at least 60% of the Total Payment Amount within 12 Months of the Effective Date; and (iii) the balance of the Total Payment Amount by the end of the Term. To the extent your Daily Payments are not sufficient to satisfy the minimum payment amounts due on the 6 and 12 Month anniversary of the Effective Date or the Total Payment Amount due at the end of the Term, WebBank will initiate an ACH debit in the amount necessary to meet the then-due minimum payment or the Total Payment Amount, as applicable.

Estimated Term	305 days	This is our estimate of how long it will take to collect amounts due to us under the contract based upon the assumption that you will receive $39,999.09 USD in monthly income through your Shopify store.
Prepayment	If you pay off the financing faster than required, you still must pay all or a portion of the finance charge, up to $11,700.00 USD based upon our estimates.
If you pay off the financing faster than required, you will not be required to pay additional fees.

Declared by the Borrower:

WS WEST LLC

Applicable law requires this information to be provided to you to help you make an informed decision. By clicking Accept Terms in the Review and accept terms dialog, you are confirming that you received this information. Signed and agreed by an Authorized Representative of Borrower on 22 May 2024

Merchant Loan Agreement

Total Payment Amount:	Loan Amount:	Cost of Funds:	Repayment rate:

$101,700.00 USD	$90,000.00 USD	$11,700.00 USD	25% of daily sales

Term:

18 Months

This Merchant Loan Agreement (“Agreement”), dated as of the Effective Date (as defined below) is between WebBank, a Utah-chartered industrial bank (“Lender,” “We”, “Us” or “Our”), and WS WEST LLC (“Borrower,” “You”, or “Your”). The parties agree to the following terms and conditions, which create a binding legal relationship:

1.	Definitions

As used in this Agreement, the following words have the meanings specified below:

Account	has the meaning set forth in Section 4.2.1.

Arbitration Provision	has the meaning set forth in Section 12.1.

Authorized Representative	means any individual, including but not limited to the Store Owner, who has been authorized by Borrower to obtain the Loan and has authority to accept this Agreement on behalf of Borrower.

Business Day	means any Day that is not a Saturday, Sunday, or a Day on which banking institutions in the State of Utah are closed.

Claims	has the meaning set forth in Section 12.1.

Collateral	has the meaning set forth in Section 5.2.

Confidential Information	means any and all information associated with a party’s business and not publicly known, including specific business information, technical processes and formulas, software, customer lists, prospective customer lists, names, addresses and other information regarding customers and prospective customers, product designs, sales, costs (including any relevant processing fees), price lists, and other unpublished financial information, business plans and marketing data, and any other confidential and proprietary information, whether or not marked as confidential or proprietary. Lender’s Confidential Information includes all information that Borrower receives relating to Lender, or to the terms of this Loan, that is not known to the general public.

Day	means any calendar day.

Daily Payment	means the daily payment due to Lender, which shall be an amount equal to the Shopify Account Credits attributed to Borrower’s Shopify Services Account for such Day multiplied by the Daily Payment Percentage.

Daily Payment Percentage	means 25%

Effective Date	means the date on which we deliver the funding to You.

Event of Default	means the occurrence of an event described in Section 8.

Lender Information	has the meaning set forth in Section 10.16.2.

Loan	means the closed-end business purpose loan made by Lender to Borrower under this Agreement.

Loan Amount	means the total amount of funding provided by Lender to the Borrower pursuant to this Agreement.

Make-up Payments	means deductions from Your Account, as applicable, initiated by Lender or Processor or any Other Processor for the benefit of Lender if any of Lender, Processor or Other Processor, as applicable, was unable to effect a transfer for any payment due hereunder on a particular Day because of insufficient funds in Your Account or any other reason.

Manual Payment	has the meaning set forth in Section 4.1.2.

Minimum Payment	means thirty (30) percent of the Total Payment Amount.

Month	means a calendar month.

Obligations	means, collectively, Borrower’s obligations under this Agreement, including Your obligation to pay the Total Payment Amount within the Term, pay any applicable Minimum Payments, and pay any other fees or expenses due hereunder (including, without limitation, the reasonable attorney’s fees and expenses that arise upon an Event of Default, including after the filing of a bankruptcy or other insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such bankruptcy or other insolvency proceeding); and Borrower’s obligation to pay all other obligations and liabilities owed to Lender under any other document or agreement now or hereafter entered into between Lender and Borrower.

Other Business Account	means, collectively, all bank accounts associated with Shopify Services accounts and stores of Borrower, or Owners, subsidiaries or affiliates of Borrower, and into which funds related to Other Business Credits are deposited.

Other Business Credits	means any funds of a business owned or operated by Borrower or the Owners, subsidiaries or affiliates of Borrower, other than the Shopify Store, including any funds that are credited to one or more Accounts or Shopify Services accounts of Borrower or the Owner, subsidiaries or affiliates of Borrower (other than the Shopify Services Account), regardless of source.

Other Processor	means, collectively and individually, any processor, acquirer, service provider or financial institution taking custody of, holding, possessing, or issuing payment instructions with respect to any Other Business Accounts.

Outstanding Total Payment Amount	means the Total Payment Amount, less the aggregate amounts of Payments received by Lender.

Owner	means any parent company, any individual who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, owns 25 percent or more of the equity interests of a legal entity, sole proprietor, principal, or member of Borrower.

Payments	means, collectively, the Daily Payments and any Minimum Payments or Manual Payments.

Processor	means, collectively and individually, any processor, acquirer, service provider or financial institution taking custody of, holding, possessing, or issuing payment instructions with respect to the Shopify Account Credits.

Processor Terms of Service	means the agreement, as it may be amended from time to time, under which Processor or Other Processor (along with other applicable third parties) provides Borrower with payment services.

Register	has the meaning set forth in Section 13.1.

Shopify Account Credits	means all funds from transactions associated with Your Shopify Services Account while You have a Loan with Us, regardless of source, whether those funds are credited through cash, bank checks, credit cards, debit cards, and other types of payment cards, electronic money transfers, such as Automated Clearing House or “ACH” debits and PayPal® money transfers or other forms of payment, excluding only the Loan.

Shopify Admin	means the administrative dashboard associated with Borrower’s Shopify Services Account.

Shopify Merchant Business Account or SMBA	means the bank account or other business stored-value account of Borrower set out in the Shopify Admin and into which: (a) the Shopify Account Credits settle (less any transaction or other related fees); and (b) the Loan would be funded.

Shopify Services	means the ecommerce software and services provided to Borrower by Shopify Inc.

Shopify Services Account	means the account provisioned by Shopify Inc. to Borrower in respect of the Shopify Services.

Shopify Store	means WS WEST LLC.

Shopify Terms of Service	means the agreement, including the Shopify Acceptable Use Policy and any other documents incorporated by reference, as may be amended from time to time, under which Shopify Inc. provides Borrower with the Shopify Services.

Store Owner	means the person signing up for the Shopify Services by opening a Shopify account, who will be the contracting party for the purposes of the Shopify Terms of Service and who will be the person who is authorized to use any corresponding account Shopify may provide to the Store Owner in connection with the Shopify Services.

Total Payment Amount	means $101,700.00 USD, which is the total amount that Borrower promises to pay Lender as consideration for the Loan. For the avoidance of doubt, Borrower, in addition to the Total Payment Amount, may also be liable to Lender herein for any costs, fees, or other damages payable upon an Event of Default or any amounts due under Borrower’s indemnification obligations under this Agreement.

Term	means the eighteen (18) Month time period within which the Total Payment is due beginning on the Effective Date.

2.	Loan Funding

2.1.	By clicking on “Submit Application,” You accept this Agreement and are making a request for Lender to complete its review of Your application and make a Loan to You. For this review, We may obtain and review any information on the Borrower, an Owner, or the Authorized Representative that We are permitted by applicable law to obtain and review for this purpose, including: (a) Your Shopify Services Account history; (b) information about any financial accounts Borrower has with third-party institutions, including transaction data with respect to such accounts, which We may obtain directly or through third-party services; and (c) name, address, date of birth, other information that allows Us to verify Your identity, together with any necessary identification documents, collected and verified in accordance with federal anti-money laundering, terrorist financing, and other financial regulations.

2.2.	As provided above, You authorize Us to obtain account information from third-party services for the purpose of authenticating or obtaining information about accounts You have with financial institutions. You acknowledge that You may be required to provide such authorization directly to such third parties. If You do not provide the required authorization to the third-party services described above, We may decline to proceed with Your request for funding. We also may decline to proceed with Your request for funding if a financial institution prevents us or our service provider to access Your account, even if you did not instruct the financial institution to do so.

2.3.	If Lender approves Your application, in its sole and absolute discretion, Lender shall accept the Agreement and make the Loan to Borrower by making a single disbursement to the SMBA in the amount of $90,000.00 USD on a date determined by Lender. This Agreement will not take effect unless We accept it by funding the Loan. THE LOAN SHALL BE MADE BY LENDER IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER’S ACCEPTANCE OF THIS AGREEMENT SHALL NOT BE CONSTRUED TO OBLIGATE LENDER TO MAKE THE LOAN.

3.	Business Purpose; Business Account

3.1.	Business Purpose. You agree that You are obtaining this Loan and will use the funds received in connection with this Loan for business purposes only. You will not use this Loan for personal, family, or household purposes. You understand that You are not receiving a consumer loan and that statutory and regulatory protections for consumers will not apply to Your Loan. You also understand that We may, but are not obligated to, verify whether the use of any funds provided conforms to this section. You agree that Your breach of this section will not affect Lender’s right to: (a) enforce Your promise to pay all Obligations and amounts owed under this Agreement, regardless of the purpose for which the funds are in fact obtained; or (b) use any remedy legally available to Lender, even if that remedy would not have been available had the funds been provided for consumer purposes.

3.2.	Business Account. You agree that the SMBA, any substitute Account, and the Shopify Services Account are each business accounts used solely for business purposes only and that the Account(s) named above are not and will not be used for personal, family, consumer, or household purposes.

4.	Repayment of the Loan; Authorizations

4.1.	Repayment Terms.

4.1.1.	Borrower promises to pay Lender (i) a Minimum Payment within the first six (6) Month period from the Effective Date; (ii) an additional Minimum Payment within the next six Month period from Month six (6) to Month twelve (12) of the Term so that the total paid is at least 60 percent of the Total Payment Amount by the end of Month twelve (12) and (iii) the Total Payment Amount prior to the end of the Term. In furtherance of this promise, the Borrower promises to make Daily Payments to Lender that will apply towards the Minimum Payments, starting on the Effective Date until the Total Payment Amount is received by Lender. Your Daily Payments are based on gross sales. Refunds, returns, or cancellations of a transaction are not deducted or adjusted. No refunds or adjustments will be provided for Daily Payments that exceed the Minimum Payment.

4.1.2.	In addition to the Daily Payments, You may make one or more additional payments for any amount, up to and including the then-remaining Outstanding Total Payment Amount (“Manual Payments”) without penalty or fees. For example, you may be required to make a Manual Payment to meet your obligation to pay the Minimum Payment amount by the end of Month six (6) or Month twelve (12) (as applicable). Manual Payments may be made only by ACH, or such other method that Lender permits, in its sole discretion. Lender may refuse any attempted Manual Payment or impose limits on the frequency or amounts of Manual Payments at any time. If You successfully make a Manual Payment that is less than the Outstanding Total Payment Amount, the Outstanding Total Payment Amount will be adjusted by the amount of such Manual Payment. If You successfully pay the entire Outstanding Total Payment Amount, You will have no further payment obligations to Us under the Agreement. If the Manual Payment is reversed or disputed, then any credit to the Outstanding Total Payment Amount applied as a result of the Manual Payment will be reversed as of the date it was applied and You will continue to be obligated to repay Your Loan under this Agreement until the Total Payment Amount has been repaid.

4.2.	Fund Transfers. To the extent that Processor or Other Processor, if applicable, is not acting on behalf of Lender pursuant to Section 4.2.1 below or as Lender may otherwise determine, Lender may act in accordance with Section 4.2.2 below.

4.2.1.	Processing Arrangement. Borrower explicitly authorizes and directs Processor or Other Processor to transfer to Lender from the SMBA, any Other Business Account and/or any other account containing Your Shopify Account Credits or Other Business Credits (collectively, the “Account”): (a) Daily Payments due on Business Days, will be transferred on a daily basis and Daily Payments due on a non-Business Day will be transferred on the following Business Day until the Total Payment Amount has been paid to Lender; (b) Each Minimum Payment due equal to the Minimum Payment amount minus all Daily Payments received (i) for the first Minimum Payment due, from the Effective Date through Month six (6), and (ii) for the second Minimum Payment due, from the beginning of Month seven (7) through Month twelve (12); (c) any outstanding Total Payment Amount on the last Day of the Term and (d) in the event that the Lender declares the entire Outstanding Total Payment Amount (plus any other amounts due under this Agreement) to be immediately due and payable upon an Event of Default, the then Outstanding Total Payment Amount plus the amount of any other outstanding Obligations. Upon an Event of Default, You irrevocably authorize Processor and any Other Processor to deliver all funds on deposit in any Account to Us until We have received the Outstanding Total Payment Amount (plus any other amounts due under this Agreement). You agree that any Processor and Other Processor may rely on any instructions issued by Us with respect to the delivery of funds on deposit in any Account, including, but not limited to, an instruction to deliver to Us all Shopify Account Credits, Other Business Credits, and funds on deposit in any such Accounts to Us until the then Outstanding Total Payment Amount (plus any other amounts due under this Agreement) are delivered to Us after an Event of Default. You agree that You do not have the right to revoke or otherwise seek to override the authorization set forth herein and that this authorization may only be revoked by Us. If there has been no Event of Default, no Processor or Other Processor will deliver to Us any particular payment owed hereunder if such payment has already been delivered to Us by Processor or Other Processor, as applicable, or We have taken such amount via Section 4.2.2 below.

4.2.2.	Lender Electronic Fund Transfer Authorization. You irrevocably authorize Us (which includes, for the purposes of this authorization, Our agents, service providers, successors, and assigns) to initiate an electronic fund transfer via the ACH network from any Account in the amount of any Payment due or other amount due under this Agreement. You authorize Us, to initiate a single ACH for the combined amounts of different Payments owed hereunder (e.g., initiate a single ACH on Monday for Daily Payments that were created on Friday, Saturday, and Sunday) or to initiate individual ACHs for any such Payments. We will not initiate an ACH for any Payments delivered to Us via Section 4.2.1. After the occurrence of an Event of Default, You irrevocably authorize Us to initiate an ACH or ACHs from any Account until We have received the Outstanding Total Payment Amount (plus any other Obligations or amounts due under this Agreement). You also authorize Us to initiate ACH credits or debits to any Account to correct any errors We may make in processing a payment. In the event that an ACH is returned unpaid, You authorize Us to re-initiate the ACH until it is paid. You agree that You will not cancel this authorization or instruct any depository holding Shopify Account Credits (or, after an Event of Default, any other depository holding Other Business Credits) to reject Our ACHs. You promise that the Account is used for business purposes and not for personal, family, consumer or household purposes and that You are an authorized signor on the Accounts. You agree to be bound by the rules and regulations of the National Automated Clearing House Association (“NACHA”). Any failure by Shopify to automatically deduct via an electronic fund transfer the amount required for You to meet Your Minimum Payment obligation within a six (6) Month period will not be considered a waiver of Section 4.1 by Lender.

4.3.	Make-up Payments; Transfer Size/Timing. If any of Lender, Processor or Other Processor is unable to effect a transfer or debit for any payment due hereunder, You authorize and direct Lender, Processor or Other Processor, as applicable, on any subsequent Day to deduct any available funds from Your Account, as applicable, to make up for the failed transfer or debit until the full amount of the failed transfer or debit has been paid in full. You authorize and direct any of Lender, Processor or Other Processor to initiate transfers or debits for Make-up Payments in combination with any other payments due or as separate transfers or debits. You agree that any transfer or debit may be split into multiple, smaller transfers or debits and/or initiated the moment funds are credited to the Account, as applicable.

5.	Security Interest; Collateral

5.1.	As security for all Obligations, Borrower hereby grants, assigns, and pledges to Lender a continuing and unconditional security interest in and lien on Your right, title and interest in all of Your assets other than real estate, whether now owned, or hereafter acquired, or arising and wherever located, including, without limitation, all accounts including all Accounts and all balances in such Accounts, all Shopify Account Credits, investment property, letter-of-credit rights, letters of credit, money, and to the extent not otherwise included, all proceeds of each of the foregoing all accessions to, substitutions, and replacements for, rents, profits and products of each of the foregoing (in each case as that term is defined in Article 9 of the Uniform Commercial Code) (collectively, the “Collateral”).

5.2.	You authorize Us to file one or more financing statements to perfect the security interest granted to Us hereunder describing the Collateral as “all assets’’ or words to that effect. You agree to provide us with all information necessary to prepare such financing statement. You agree to execute and deliver any document We reasonably request to perfect and continue Our security interest in the Collateral, including, but not limited to, any account control agreements, and take any other action we reasonably request to perfect and maintain such security interest.

6.	Representations and Warranties

Borrower represents and warrants that, as of the date of this Agreement and during the term of this Agreement:

6.1.	Your form of organization is correctly set forth in the Shopify Admin. Unless You are an individual or sole proprietorship, You were duly incorporated or formed, are validly existing, and are in good standing under the laws of the state where your business is registered in the United States of America. You further represent and warrant that: (a) You are duly qualified, licensed, and in good standing in every state in which You are doing business; (b) Your principal office and the location where You keep Your records concerning Your accounts, contract rights, and other property, are accurately reflected in Your Shopify Admin; (c) Your exact legal name is accurately set forth in the Your Shopify Admin and in this Agreement; (d) You have the requisite power and authority, and the legal right to own, lease, and operate Your properties and assets and to conduct Your business as it is now being conducted and to enter into this Agreement; (e) You are complying and will comply with all laws, statutes, regulations, and ordinances pertaining to the conduct of Your business; (f) all of Your organization papers and all amendments thereto have been duly filed and are in proper order, and any capital stock, member interest, or other equity issued by You and outstanding was and is properly issued; and (g) all Your books and records are accurate and up to date and will be so maintained.

6.2.	No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other individual or entity is required in order for You to execute, deliver, or perform any of Your obligations under this Agreement. The execution, delivery, and performance of the Agreement and any other document executed in connection therewith are within Your powers, have been duly authorized, and are not in contravention of law or the terms of Your charter, by-laws, or other organization papers, if any, or of any indenture, contract, agreement, or undertaking to which You are a party. You are not subject to any charter, corporate, or other legal restriction, or any judgment, award, decree, order, governmental rule, regulation, or contractual restriction that could have a material adverse effect on Your financial condition, business or prospects. You are in compliance with Your organization documents and by-laws, if any, and all contractual requirements by which You may be bound and where the failure to comply might materially adversely affect Your financial condition, business or prospects, or Your ability to perform Your obligations under this Agreement.

6.3.	There is no action, suit, proceeding, or investigation pending or, to Your knowledge, threatened against or affecting You, Your Shopify Store, or any of Your assets that, if determined adversely, could have a material adverse effect on Your financial condition, business or prospects or Your ability to perform Your obligations under this Agreement.

6.4.	This Agreement is Borrower’s valid, legal, and binding obligation, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5.	You have not sold nor are subject to any other contract or agreement that provides for the sale, assignment, or any other transfer of any interest in the Collateral as of the date of this Agreement. You have good, complete, and marketable title to the Shopify Account Creditsand Collateral, free and clear of any claims, charges, liens, restrictions, encumbrances, or security interests of any nature whatsoever, other than in favor of Lender. The Shopify Account Credits are and will be the proceeds of bona fide transactions with Borrower’s customers.

6.6.	Borrower does not presently intend to cease to operate the business, either permanently or temporarily. Borrower is solvent and does not contemplate bankruptcy or insolvency proceedings. Borrower has not filed any petition for bankruptcy protection and there has been no involuntary petition threatened or filed against Borrower. Borrower does not anticipate the voluntary or involuntary filing of any such bankruptcy petition.

6.7.	All federal, state, local, and foreign tax returns and tax reports, and all taxes due and payable that are required to be filed by Borrower have been or will be filed and paid, on a timely basis (including any extensions). All such returns and reports are and will be true, correct, and complete. Borrower has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business.

6.8.	You are entering into this Agreement for business purposes and not as a consumer or for personal, family, consumer, or household purposes. Any credit extended under this Agreement is solely for business purposes and not for personal, family, consumer, or household use.

6.9.	Any attempt to receive the Loan or pay Your Daily Payment, Make-Up Payment, Manual Payment, or Outstanding Total Payment Amount through any account other than the SMBA will entitle Lender, Processor, and any Other Processor to consider any such account as part of Your SMBA for purposes of this Agreement.

6.10.	Each Authorized Representative is at least eighteen (18) years of age and has the legal capacity and all necessary authority to bind You to this Agreement.

6.11.	You are a business located in the United States and all payments under this Agreement will be made in United States Dollars from an Account or substitute account located in the United States.

7.	Covenants

Borrower agrees to comply with the covenants in this Agreement and to be bound by the terms and conditions of this Agreement. In this regard, Borrower irrevocably agrees that, during the term of this Agreement, Borrower shall:

7.1.	cause the SMBA and any substitute Accounts to remain in good standing;

7.2.	comply with the Processor or Other Processor Terms of Service in connection with all payments Borrower accepts and processes during the term of this Agreement;

7.3.	provide account statements for any account into which Shopify Account Credits are deposited or transferred, any bank account reflected in Borrower’s Shopify Admin, and, on request of the Lender, for any account opened at any time during the performance of this Agreement (including, but not limited to, any other bank accounts associated with other Shopify Services account(s) of Borrower), no later than five (5) Business Days after Our request. You agree that if You own or operate any other business other than the Shopify Store, You will keep separate accounting records for each business;

7.4.	not take any action that would discourage those making payments to Borrower from paying via a method that settles into the SMBA or permit any event to occur that could have an adverse effect on the making of such payments into the SMBA;

7.5.	not withdraw funds from the SMBA prior to Lender receiving the Daily Payment for such day;

7.6.	not, without Our prior written consent: (a) change Your name (including any d/b/a name), place of business, chief executive office (if applicable), or organizational identification number, if any; (b) change Your type of organization, jurisdiction of organization, or other legal structure; (c) materially change the goods or services sold by the Shopify Store; (d) materially change the nature of the Shopify Store; (e) change the methods by which You accept or process payments; or (f) close the Shopify Store or cease operations (either permanently or temporarily);

7.7.	(a) preserve, renew, and maintain, in full force and effect, Your corporate or organizational existence; (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable for the normal conduct of Your business; and (c) remain duly qualified, licensed, and in good standing in Your state of organization (if any) and every other state in which You are doing business;

7.8.	not permit any event to occur that could cause diversion of: (a) any amounts payable to or from any Account; or (b) the Shopify Account Credits from Lender;

7.9.	maintain all of Your contact information current, including primary electronic mail, Your phone number, and physical address, and notify Lender promptly of any change to Your phone number or physical, electronic mail and/or website address(es);

7.10.	cooperate fully with Lender to take all necessary actions required to effectuate Borrower’s obligations hereunder, including, but not limited to, signing any and all documents Lender deems necessary or appropriate;

7.11.	only use the Loan, the SMBA, any substitute Account, and the Shopify Services Account for commercial or business purposes, in the ordinary course of business, and not for personal, family, consumer, or household purposes;

7.12.	not, without Our prior written consent, merge or consolidate with or into any other business entity or enter into any joint venture or partnership with any person, firm, or corporation;

7.13.	be solely responsible for the payment of any fees and charges imposed on Lender with respect to the Accounts or any processing agreement with the Processor or Other Processor;

7.14.	provide promptly to Lender, from time to time at Lender’s request, purchase transaction files maintained by Borrower and any other information related to past purchases, Shopify Account Credits, or the transactions contemplated by this Agreement, whether created for the purpose of audit or otherwise, and such information about Your financial condition and operations including but not limited to a failure to make Minimum Payments, changes to Your business operations and declines in Shopify Account Credits as We may from time to time reasonably request;

7.15.	maintain on Your property insurance from responsible and reputable companies in such amounts and covering such risks as is prudent and is usually carried by companies engaged in businesses similar to that of Borrower; Borrower shall furnish Lender, on request, with certified copies of insurance policies or other appropriate evidence of compliance with the foregoing covenant;

7.16.	promptly provide notice to Us in writing upon becoming aware of any Event of Default, the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, or any material adverse change in Your cash flow, business operation, or business ownership;

7.17.	provide to Lender, upon request, documentation confirming the authority of any Authorized Representative;

7.18.	settle or “batch out” Your receipts with Processor or Other Processor on a daily basis; and

7.19.	not make any changes to the SMBA, any other Account, or the Shopify Services Account that would adversely affect Lender.

8.	Events of Default

In addition to the events of default identified elsewhere in this Agreement, You will be in default under this Agreement and an “Event of Default” will be deemed to have occurred if:

8.1.	you fail to make a Minimum Payment amount when due;

8.2.	you fail to pay the Total Payment Amount during the Term;

8.3.	during the Term of the Loan, Processor, Other Processor, or Lender initiates transfers for Make-up Payments in connection with more than three separate Daily Payments;

8.4.	you breach any of the representations, warranties or covenants made in this Agreement or any other term of this Agreement;

8.5.	you fail to perform or complete any covenant in this Agreement;

8.6.	you make a misrepresentation or omission in connection with your application for a Loan or the servicing of your Loan;

8.7.	you seek to close or terminate Your Shopify Services Account, SMBA, or any substitute Account while there is an Outstanding Total Payment Amount;

8.8.	you become insolvent, file for bankruptcy protection, dissolve, die, or become incapacitated;

8.9.	you attempt to terminate this Agreement while there is an Outstanding Total Payment Amount;

8.10.	you authorize any third party, without Our prior written consent, to divert payments away from Your SMBA or substitute Account;

8.11.	you sell, transfer, or otherwise encumber or attempt to sell, transfer, or otherwise encumber Collateral without Our prior written consent;

8.12.	you sell all or substantially all of Your assets used in the operation of Your business to a third party without Our prior written consent or our security interest in the Collateral ceases to be perfected for any reason;

8.13.	you become a party to or the subject of any agreement, pursuant to or as a result of, which any person or group of persons acquires, controls, directly or indirectly, Your business, without Our prior written consent;

8.14.	you materially change the operation of Your business (including, without limitation, shutting down or ceasing operations or changing industry, concept, size, etc.) without Our prior written consent;

8.15.	you stop accepting a particular method of payment while You remain open for business;

8.16.	you change Your legal name or jurisdiction of formation or carry-on business through a different business entity without Our prior written consent;

8.17.	a default or other similar event occurs under any other loan agreement or merchant cash advance agreement You have with Lender or an affiliate of Lender;

8.18.	you breach any other agreement you have with Us, the Processor, or Other Processor, including, but not limited to, the Processor Terms of Service, the Shopify Terms of Service, and the Shopify Acceptable Use Policy;

8.19.	you close or suspend your Shopify Services Account;

8.20.	you decide, for whatever reason, to cease doing business; or

8.21.	you take or fail to take an action that hinders Our taking delivery of the Daily Payments or Make-Up Payments.

9.	Consequences of Event of Default

Upon the occurrence of an Event of Default, Lender in its sole and absolute discretion may, in addition to exercising all rights and remedies available under the Uniform Commercial Code and other applicable law, and as otherwise set forth in this Agreement, and without waiver of any such rights and remedies:

9.1.	declare the Outstanding Total Payment Amount and any other Obligations or liabilities of Borrower to Lender to be forthwith due and payable immediately; provided that in the case of an Event of Default described in Section 8.8, such declaration shall be made automatically.

9.2.	take any of the following actions, or direct Processor or any Other Processor to take any or all of the following actions on Our behalf:

9.2.1.	take sole dominion and control of all Accounts and any funds on deposit therein; and place limitations on and/or deduct funds owed to Lender from any Account; and/or

9.2.2.	offset any amounts You owe under this Agreement against amounts to which You may be entitled under any agreement You have entered into with Us or an affiliate; and/or

9.2.3.	cease any services We or an affiliate of Ours or may provide You or Your affiliates.

10.	Miscellaneous

10.1.	Modifications; Amendments. No modification, amendment, waiver, or consent of any provision of this Agreement will be effective unless it is in writing and signed by the Lender.

10.2.	Assignment. We may assign, transfer, or sell Our right to receive the Total Payment Amount or any other rights hereunder or delegate Our duties hereunder, either in whole or in part, without prior notice to You, and without Your consent, to any person, including to Shopify Inc. or any affiliate of Shopify Inc. Borrower may not assign or transfer its rights and obligations hereunder, either in whole or in part, without prior written consent from Us, which consent We may withhold in Our sole and absolute discretion.

10.3.	Governing Law/Forum. Except as set forth in the Arbitration Provision: (a) this Agreement, any transactions it contemplates, the construction of the terms of the Agreement, and all transactions, and the interpretation, performance, and enforcement of the rights and duties of You and Us, will be governed by and construed in accordance with federal law and, to the extent state law applies, the laws of the State of Utah without regard to conflicts of law principles; and (b) the parties agree that federal law and, to the extent state law applies, the laws of the State of Utah govern the entire relationship between the parties, including, without limitation, all issues or claims arising out of, relating to, in connection with, or incident to this Agreement and any transaction it contemplates, whether such claims are based in tort or contract, or arise under statute or in equity. The parties acknowledge and agree that this Agreement is made and performed in the State of Utah.

10.4.	Survival. Except as set forth in the Arbitration provisions, all provisions of this Agreement, including Section 12, that by their nature are intended to survive Your performance of all obligations hereunder will survive and remain in full force and effect.

10.5.	Waiver; Remedies. We reserve the right, at any time and in Our sole and absolute discretion, not to exercise any of Our other rights under this Agreement and, should We do so, We will not waive Our right to exercise the right as set forth in this Agreement in the future. Without limiting the foregoing, We may, at Our option, accept partial payments without notifying You and without releasing You from Your obligation to pay all amounts owing under this Agreement in full or to otherwise perform the terms and conditions of this Agreement. You understand and agree that Your obligation to pay all amounts owing under this Agreement and otherwise to perform the terms and conditions of this Agreement are absolute and unconditional. No failure on Our part to exercise, and no delay in exercising, any right under this Agreement constitutes a waiver of such right, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of that right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or equity.

10.6.	Severability. In case any of the provisions in this Agreement are found to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the validity, legality, and enforceability of any other provision contained herein will not in any way be affected or impaired, and that court will have the power to rewrite that provision to the maximum extent enforceable and the remainder of this Agreement will continue in full force and effect.

10.7.	Counterparts; Electronic Signatures. This Agreement may be signed in one or more counterparts, each of which constitutes an original and all of which when taken together constitute the same agreement. Electronic signatures will be deemed manual signatures, and each party to this Agreement may rely on an electronic signature as an original for purposes of enforcing this Agreement. For the avoidance of doubt, Borrower’s acceptance of the Agreement by clicking “Submit Application” will be deemed to constitute such party’s electronic signature and effective as a manual signature of each such party.

10.8.	Entire Agreement. This Agreement constitutes the entire agreement between Borrower and Lender relating to this Loan and supersedes any other prior or contemporaneous agreement between You and Us relating to this Loan.

10.9.	Inspection of Place of Borrower. We or Our designated representatives and agents have the right during Your normal business hours and at other reasonable times to examine Your business where located, including the interior and exterior. Any such examination may include, among other things, whether You have a place of business that is separate from any personal residence, are open for business, have sufficient inventory to conduct Your business, and have one or more point-of-sale terminals to process payment transactions. When performing an examination, We or Our designated representatives and agents may photograph the interior and exterior of any of Your places of business, including any signage and may photograph any principals.

10.10.	Publicity. You and each Owner authorize Us to use Your name in a listing of clients and in advertising and marketing materials.

10.11.	Binding Effect. This Agreement is binding upon and inures to the benefit of You and Us and Our respective successors and permitted assigns.

10.12.	Maximum Interest Rate. Regardless of any provisions contained in this Agreement or in any of the other Loan documents, Lender shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest (whether explicit or deemed to be interest by judicial determination or operation of law) on the Loan, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event Lender receives, collects, or applies as interest any such excess, such amount that would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such, and if the principal balance of the Loan is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment (other than payments that are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest; (b) exclude voluntary prepayments and the effect thereof; and (c) spread the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout such term.

10.13.	Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

10.14.	Information Sharing between Lender, Processor, and Other Processor. You authorize Lender to share with its affiliates, Processor, and Other Processor any information in Lender’s records related to this Loan, including information about Your payment history. You also authorize Lender’s Processor or Other Processor to share with Lender any information in their records related to Your Shopify Services Account or any Account and any services Borrower obtains pursuant to the Processor or Other Processor. You also authorize Other Processor to share with Lender any information in its records related to any Other Business Credits, any Shopify Services account, and any Other Business Account. You agree that there is no limitation on the purpose for which Lender may share such information with its affiliates, Processor, or Other Processor or for which Lender’s affiliates, Processor, or Other Processor may share such information with Lender. You further agree that Lender, Processor, and Other Processor may use such information in their sole and absolute discretion.

10.15.	Disclosure.

10.15.1.	Neither party will disclose the other’s Confidential Information to any third parties, except that Lender may make any disclosures: (a) contemplated by this Agreement; (b) that are reasonably necessary for consummation of this Agreement; (c) to its affiliates, members, managers, investors, prospective investors, financing sources, and equity holders and any external accountants, agents, attorneys, and other advisors; (d) to Processor or Other Processor; (e) as required or requested by any regulatory authority or examiner; (f) any insurance association; (g) as required by any applicable law, court decree, subpoena, or legal or administrative order or process; (h) in connection with the exercise of any remedy hereunder; or (i) as agreed by Borrower.

10.15.2.	Borrower understands and agrees that the terms and conditions of the products and services offered hereunder, including this Agreement and any other agreement related hereto (“Lender Information”), are proprietary and Confidential Information of Lender. Accordingly, unless disclosure is required by law or court order, Borrower shall not disclose any Lender Information to any other person other than an attorney, accountant or financial advisor who needs to know such information for purposes of advising Borrower; provided such person uses such Lender Information solely for the purposes of advising Borrower and first agrees not to disclose any Lender Information to any person.

10.16.	Credit Reports. Borrower acknowledges that We may report information about Borrower’s obligation under this Agreement to credit bureaus. A default under this Agreement may be reflected in Borrower’s credit report.

10.17.	Right To Cancel. Within three (3) business days of the Effective Date, You may cancel this Agreement by notifying Us in writing and returning to Lender the full amount advanced by Lender to Your SMBA on the Effective Date. Such notice and return of the amount of the Loan must be received by Us prior to midnight on the third business day after the Effective Date. Instructions for the return of the amount of the Loan will be provided by Lender upon receipt of notice of cancellation.

10.18.	Processor Waiver. You waive and release any and all claims You may have against Processor or Other Processor that are in any way related to its respective duties as a processor.

10.19.	Indemnity; Limitation of Liability. YOU, YOUR SUCCESSORS AND PERMITTED ASSIGNEES AND AFFILIATES, AGREE TO FOREVER PROTECT, INDEMNIFY, AND “HOLD HARMLESS” US, PROCESSOR, OTHER PROCESSOR(S), AND THEIR AND OUR RESPECTIVE SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, MEMBERS, AGENTS, AND AFFILIATES, AGAINST ALL DAMAGES, EXPENSES, CLAIMS, SUITS, DEMANDS, COSTS, ATTORNEYS’ FEES OR LOSSES, ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF OR IN CONNECTION WITH YOUR CONDUCT OF YOUR BUSINESS, YOUR PERFORMANCE, OR NON- PERFORMANCE UNDER THIS AGREEMENT, THE DELIVERING OF ANY PAYMENTS TO US AS DESCRIBED IN THIS AGREEMENT AND THE EXERCISE OF ANY OF OUR RIGHTS AS DESCRIBED IN THIS AGREEMENT. IN NO EVENT WILL WE, OUR AFFILIATES, PROCESSOR, OR OTHER PROCESSOR(S) BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.20.	Power of Attorney. You grant to Us an irrevocable power of attorney, coupled with an interest, and appoint Us and Our designees as Your attorney-in-fact to take any and all actions necessary or appropriate to direct new or additional processors to make payment to Us as contemplated by this Agreement.

11.	Communications Between You and Lender.

11.1.	Notices. All notices, requests, consents, demands, and other communications hereunder must be in writing and delivered by electronic mail or certified mail, return receipt requested, to the respective parties to this Agreement, in the case of the Borrower, at the Borrower’s addresses set forth in the Shopify Admin, and in the case of the Lender to 100 Shockoe Slip, 2nd Floor, Richmond, VA 23219 or capital-support@shopify.com.

11.2.	Consent to Electronic Disclosures. You consent to receive electronically any disclosure, notice, or communication that is required by law to be provided in writing at any email address you provide to Us. You agree to maintain up to date hardware and software that is capable of receiving and retaining such materials, and You also agree to promptly notify Us of any change to your email address so that you can continue to receive such materials from Us.

11.3.	Telephone, Text, and Email Servicing Communications. We may use automated telephone dialling, text messaging systems, and electronic mail to provide messages to You about the Loan. The telephone messages may be played by a machine automatically when the telephone is answered, whether answered by You or another party. These messages may also be recorded by Your answering machine or voicemail. You give Us permission to call or send a text message to any telephone number that You or Your Authorized Representative have given Us and to play pre-recorded or artificial messages or send text messages with information about this Agreement, the SMBA or Your Loan over the phone. You also give Us permission to communicate such information to You via electronic mail. You agree that We will not be liable to You for any such calls or electronic communications, even if information is communicated to an unintended recipient. You understand that, when You receive such calls or electronic communications, You may incur a charge from the company that provides You with telecommunications, wireless, and/or Internet services. You agree that We have no liability for such charges. You agree to immediately notify Us if You change telephone numbers or are otherwise no longer the subscriber or customary user of a telephone number You have previously provided to Us.

11.4.	Monitoring and Recording. We, Processor, or Other Processor may monitor, tape, or electronically record Our telephone calls with You.

12.	Arbitration Provision with Class Action Waiver.

12.1.	You and We (which for the purposes of this Section 12 includes Shopify Inc. and Shopify Capital Inc.) agree to resolve any and all claims and disputes relating in any way to this Agreement or Our dealings with You (“Claims”), except for Claims concerning the validity, scope, or enforceability of this Section 12 (“Arbitration Provision”), through BINDING INDIVIDUAL ARBITRATION. Notwithstanding the foregoing, You or We may bring an individualized action in small claims court for Claims within the jurisdiction of that court. This Arbitration Provision is made with respect to transactions involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “FAA”), and not by state law.

12.2.	Individual Arbitration. By entering into this Arbitration Provision, neither You nor We will be able to have the dispute settled by a court or jury trial or to participate in a class action, collective action, class arbitration, or other representative action or proceeding. Other rights that You and We would have if You or We went to court will not be available or will be more limited in arbitration, including the right to appeal. You and We each understand that by agreeing to resolve any dispute through individual arbitration, WE ARE EACH WAIVING THE RIGHT TO A COURT OR JURY TRIAL. YOU AND WE AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN YOUR OR OUR INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. The arbitrator(s) may not consolidate more than one party’s claims and may not otherwise preside over any form of a representative or class proceeding. Further, the arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim. If applicable law precludes enforcement of any of this paragraph’s limitations as to a particular claim for relief, then that claim (and only that claim) must be severed from arbitration and may be brought in court. If any portion of this Arbitration Provision other than this paragraph’s limitations is deemed invalid or unenforceable, it shall not invalidate the remaining portions of this Arbitration Provision.

12.3.	Arbitration Rules. Arbitration of any dispute under this Arbitration Provision shall be administered by JAMS pursuant to the applicable rules of JAMS in effect at the time the arbitration is initiated. You may contact JAMS to obtain information about arbitration, by calling 800-352-5267 or visiting www.jamsadr.com. If JAMS is unable or unwilling to administer the arbitration of a dispute, then a dispute may be referred to any other arbitration organization You and We agree upon or to an arbitration organization or arbitrator appointed pursuant to section 5 of the FAA. Arbitrations shall be conducted before a single arbitrator. Any in-person arbitration shall take place in the federal judicial district in which Your physical address is located unless otherwise agreed by You and Us in writing. If Your claim is for $10,000 or less, We agree that You may choose whether the arbitration will be conducted solely on the basis of documents submitted to the arbitrator, through a telephonic hearing, or by an in-person hearing as established by the JAMS rules. If Your claim exceeds $10,000, the right to a hearing will be determined by the JAMS rules.

12.4.	Regardless of the manner in which the arbitration is conducted, the arbitrator shall issue a reasoned written decision sufficient to explain the essential findings and conclusions on which the award is based. The arbitrator shall apply applicable substantive law consistent with the FAA and applicable statutes of limitations and shall be authorized to award any relief that would have been available in court, provided that the arbitrator’s authority to resolve claims and make awards is limited to You and Us alone, except as otherwise specifically stated herein. The decision by the arbitrator shall be final and binding. You and We agree that this Arbitration Provision extends to any other parties involved in any Claims, including but not limited to Your and Our employees, affiliated companies, and vendors. In the event of any conflict between this Arbitration Provision and the JAMS arbitration rules or the rules of any other arbitration organization or arbitrator, this Arbitration Provision shall govern.

12.5.	Arbitration Fees and Costs. Except as otherwise provided for herein, We will pay all JAMS filing, administration, and arbitrator fees. If, however, the arbitrator finds that either the substance of Your claim or the relief sought in Your arbitration demand is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), then the payment of such fees will be governed by the JAMS rules. In such case, You agree to reimburse Us for all monies previously disbursed by Us that are otherwise Your obligation to pay under the JAMS rules. In addition, if You initiate an arbitration in which You seek more than $75,000 in damages, the payment of these fees will be governed by the JAMS rules.

12.6.	Arbitration Provision Is Optional. YOU HAVE THE RIGHT TO REJECT THIS ARBITRATION PROVISION, BUT YOU MUST EXERCISE THIS RIGHT PROMPTLY. If You do not wish to be bound by this agreement to arbitrate, You must notify Us in writing within sixty (60) days after the date of this Agreement. You must send Your request to: 100 Shockoe Slip, 2nd Floor Richmond, VA 23219, or to contract_notices@shopify.com. The request must include Your full name, address, Shopify Store name, d/b/a name (if applicable), and the statement “I reject the Arbitration Provision contained in my Shopify Loan Agreement.” If You exercise Your right under this Section 12.6 to reject arbitration, the other terms of this Agreement shall remain in full force and effect as if You had not rejected arbitration. Opting out of this Arbitration Provision has no effect on any other or future arbitration agreements that You may have with Us.

13.	Register.

13.1.	You agree that Lender, on Your behalf, may maintain a register in order to record the amount of Your Loan and, acting solely for this purpose as Your non-fiduciary agent, shall maintain a register of the current or future owner of Your Loan (including any assignee, participant or transferee, if any, who becomes the subsequent owner of any portion of Your Loan) (the “Register”). Absent manifest error and notwithstanding anything else in this Agreement to the contrary, the entries in the Register shall be conclusive and binding for all purposes, assignments and transfers of ownership of Your Loan are not effective until reflected in the Register. The parties hereto agree that the entity whose name is recorded in the Register as the current owner of Your Loan is treated as the owner of Your Loan for all purposes. The Register must be updated for any transfer of ownership of Your Loan to occur. As to Your Loan, Lender shall make the Register available for inspection upon reasonable request.

13.2.	By clicking on “Submit Application” You are signing this Agreement electronically. You agree that your electronic signature is the equivalent of a physical signature. You further agree, on behalf of Your business WS WEST LLC, as Borrower, to the terms of this Agreement, which includes an arbitration and waiver of class action provision, and You agree that You are an Authorized Representative of Borrower and acknowledge that You received a copy of this Agreement.